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                                                             Exhibit 4.04(m)

                            PROMISSORY NOTE

$3,000,000.00                                          Dated as of May 14, 1998
                                                            Scottsdale, Arizona

       MORTON'S OF CHICAGO--NORTH MIAMI BEACH, INC., a Delaware corporation ("Debtor"), for value received, hereby promises to pay to FFCA ACQUISITION CORPORATION, a Delaware corporation ("FFCA"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255, or order, on or before May 1, 2018, as herein provided, the principal sum of up to THREE MILLION AND 00/100 DOLLARS ($3,000,000.00) or so much thereof as may be advanced by FFCA to Debtor from time to time (the "Principal Amount"), and interest on the unpaid Principal Amount from time to time outstanding as hereinafter set forth.

       Initially capitalized terms which are not otherwise defined in this Note shall have the meanings set forth in the Loan Agreement dated as of the date of this Note among Debtor and FFCA, as such agreement may be amended from time to time (the "Loan Agreement"). In addition, the following terms shall have the following meanings for all purposes of this Note:

               "Adjustable Rate" means an annual interest rate equal to the sum of the Adjustable Rate Basis plus the Applicable Margin, which Adjustable Rate shall at no time during the term of this Note be greater than [insert rate which is 6% above Adjustable Rate at time of funding of the Initial Loan Amount]% per annum or less than [insert rate which is 2% below Adjustable Rate at time of funding of the Initial Loan Amount]% per annum.

               "Adjustable Rate Basis" means, for any Interest Period, the annual interest rate (rounded upwards, if necessary, to the nearest 1/100th of one percent) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) on the Adjustable Rate Reset Date for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Adjustable Rate Basis" shall mean, for any Interest Period, the annual interest rate (rounded upwards, if necessary, to the nearest 1/100th of one percent) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) on the Adjustable Rate Reset Date for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

               "Adjustable Rate Reset Date" means the fifteenth day of each calendar month, or the next succeeding Business Day if such day is not a Business Day, prior to the next Interest Period.

               "Applicable Margin" means an annual percentage equal to 2.75%.


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        "Base Interest Rate" means a fixed rate of interest equal to the
     Treasury Rate plus 2.75%.

        "Business Day" means any day on which FFCA is open for business in the State of Arizona, other than a Saturday, Sunday or a legal holiday.

        "Interest Period" means (i) initially, the period beginning on the date of this Note and ending on the last day of the calendar month in which such date occurs, and (ii) thereafter, the period beginning on the first day of the calendar month and ending on the last day of such calendar month.

        "Loan Agreement" means that certain Loan Agreement dated as of the date of this Note between Debtor and FFCA, as such agreement may be amended from time to time.

        "Maturity Date" means June 1, 2018; provided, however, the Maturity Date shall be amended, as applicable, in the Amended and Restated Note (as defined below) to be the first day of the month immediately following the month in which the twentieth anniversary of the Disbursement occurs.

         "Treasury Rate" means the 10-year U.S. Treasury Rate in effect as reported in the Western Edition of The Wall Street Journal on the tenth calendar day preceding the Disbursement Date. In the event The Wall Street Journal ceases to publish such Treasury information, FFCA shall select an alternative publication which publishes comparable information most nearly approximating such information.

     The Principal Amount shall be advanced only in accordance with the terms and conditions of the Loan Agreement. This Note shall be amended and restated in its entirety on the date of the Disbursement (the "Disbursement Date") pursuant to the Amended and Restated Note.

     During the period of time between the date of this Note and the Disbursement Date (the "Interim Term"), interest shall accrue at the Adjustable Rate on the Principal Amount outstanding from time to time and such interest shall be compounded monthly (such interest as compounded being referred to herein as the "Interim Term Interest"); provided, however, the Interim Term Interest shall not be paid by Debtor to FFCA during the Interim Term, but rather shall be added to the Principal Amount.

    Interest on the outstanding Principal Amount as of the Disbursement Date (including the Interim Term Interest) for the period commencing with the Disbursement Date through the last day in the month in which the Disbursement occurs shall be due and payable upon delivery of the Amended and Restated Note. Thereafter, fixed equal monthly payments of principal and interest, based on the amortization of the outstanding Principal Amount as of the Disbursement Date (including the Interim Term Interest) over a twenty-year period at the Base Interest Rate, shall be due and payable, commencing on the first day of the second calendar month following the month in which the Disbursement occurs and continuing on the first day of each month

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thereafter until the Maturity Date, at which time the outstanding Principal
Amount and unpaid accrued interest shall be due and payable.

    Debtor may not prepay this Note in full or in part.

    Upon execution of this Note, Debtor shall establish arrangements whereby all payments of principal and interest hereunder to be made subsequent to the Disbursement Date are transferred by wire or other means directly from Debtor's bank account to such account as FFCA may designate or as FFCA may otherwise designate.

    This Note is secured by the Mortgage and guaranteed by the Guarantor pursuant to the Guaranty. An "Event of Default" shall be deemed to have occurred under this Note if (a) any principal, interest or certain other monetary sum due under this Note is not paid within five days after the date when due and FFCA shall have given Debtor notice thereof and a period of seven days from the delivery of such notice shall have elapsed without such past-due sum being paid, or (b) an Event of Default (as defined under any of the Loan Documents).

    During the continuation of an Event of Default under this Note, then, time being of the essence hereof, FFCA may declare the entire unpaid principal balance of this Note, accrued interest, if any, and all other sums due under this Note and any Loan Documents which secure this Note, due and payable at once without notice to Debtor.

    All past-due principal and/or interest shall bear interest from the due date to the date of actual payment at the lesser of the highest rate for which the undersigned may legally contract, or the rate of 13% per annum (the "Default Rate"), and such Default Rate shall continue to apply following a judgment in favor of FFCA under this Note; provided, however, the Default Rate shall not be applicable if all past-due principal and/or interest is paid in full within the notice and cure periods provided for in the Loan Agreement.

    All payments of principal and interest due hereunder shall be made (i) without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings of Debtor, which amounts shall be paid by Debtor, and (ii) without any other right of abatement, reduction, setoff, defense, counterclaim, interruption, deferment or recoupment for any reason whatsoever. Debtor will pay the amounts necessary (such amounts are hereby deemed not to include income taxes, gross receipts taxes, transfer taxes and corporate taxes) such that the gross amount of the principal and interest received by FFCA is not less than that required by this Note.

    No delay or omission on the part of FFCA in exercising any remedy, right or option under this Note shall operate as a waiver of such remedy, right or option. In any event, a waiver on any one occasion shall not be construed as a waiver or bar to any such remedy, right or option on a future occasion.

    Debtor hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and protest, notice of intent to accelerate, notice of acceleration and all other notices or



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demands in connection with delivery, acceptance, performance, default or endorsement of this Note.

    All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Note shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or
(d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:



      If to Debtor:               Mr. Thomas Baldwin
                                  Chief Financial Officer
                                  Morton's of Chicago--North Miami Beach, Inc.
                                  3333 New Hyde Park Road
                                  New Hyde Park, New York 11042
                                  Telephone:  (516) 627-1515
                                  Telecopy:   (516) 627-2050

     with a copy to:              Mr. Thomas Baldwin
                                  Chief Financial Officer
                                  Morton's Restaurant Group, Inc.
                                  3333 New Hyde Park Road
                                  New Hyde Park, NY 11042
                                  Telephone:  (516) 627-1515
                                  Telecopy:   (516) 627-2050

     with a copy to:              David Gruber, Esq.
                                  Salamon, Gruber, Newman and Blaymore
                                  97 Powerhouse Road
                                  Suite 102
                                  Roslyn Heights, New York 11577
                                  Telephone:  (516) 625-1700
                                  Telecopy:   (516) 625-1795


 If to FFCA:                      Dennis L. Ruben, Esq.
                                  Executive Vice President and General Counsel
                                  FFCA Acquisition Corporation
                                  17207 North Perimeter Drive
                                  Scottsdale, Arizona 85255
                                  Telephone:  (602) 585-4500
                                  Telecopy:   (602) 585-2226




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or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

     Should any indebtedness represented by this Note be collected at law or in equity, or in bankruptcy or other proceedings, or should this Note be placed in the hands of attorneys for collection after default, Debtor shall pay, in addition to the principal and interest due and payable hereon, all costs of collecting or attempting to collect this Note (the "Costs"), including reasonable attorneys' fees and expenses of FFCA (including those fees and expenses incurred in connection with any appeal and those of FFCA's in-house counsel) whether or not a judicial action is commenced by FFCA.

     This Note may not be amended or modified except by a written agreement duly executed by Debtor and FFCA. In case any one or more of the provisions contained in this Note shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such provision had never been contained herein or therein.

     Notwithstanding anything to the contrary contained in any of the Loan Documents, the obligations of Debtor to FFCA under this Note and any other Loan Documents are subject to the limitation that payments of interest and late charges to FFCA shall not be required to the extent that receipt of any such payment by FFCA would be contrary to provisions of applicable law limiting the maximum rate of interest that may be charged or collected by FFCA. The portion of any such payment received by FFCA that is in excess of the maximum interest permitted by such provisions of law shall be credited to the principal balance of this Note or if such excess portion exceeds the outstanding principal balance of this Note, then such excess portion shall be refunded to Debtor. All interest paid or agreed to be paid to FFCA shall, to the extent permitted by applicable law, be amortized, prorated, allocated and/or spread throughout the full term of this Note (including, without limitation, the period of any renewal or extension thereof) so that interest for such full term shall not exceed the maximum amount permitted by applicable law.

     It is the intent of the parties hereto that the business relationship created by this Note and the other Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership between FFCA and Debtor, to make them joint venturers, to make Debtor an agent, legal representative, partner, subsidiary or employee of FFCA, nor to make FFCA in any way responsible for the debts, obligations or losses of Debtor. Debtor acknowledges that FFCA (or any Affiliate of FFCA) and Franchisor are not affiliates, agents, partners or joint venturers, nor do they have any other legal, representative or fiduciary relationship other than debtor/creditor and/or landlord/tenant relationships unrelated to the transactions contemplated by the Loan Documents.

     FFCA, by accepting this Note, and Debtor acknowledge and warrant to each other that each has been represented by independent counsel and Debtor has executed this Note after being fully advised by said counsel as to its effect and significance. This Note shall be interpreted and

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construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.

     Time is of the essence in the performance of each and every obligation under this Note.

     Debtor acknowledges that this Note was substantially negotiated in the State of Arizona, the executed Note was delivered in the State of Arizona, all payments under this Note will be delivered in the the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Note, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Debtor consents that it maybe served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of Debtor and FFCA that all provisions of this Note shall be governed by and construed under the laws of the State of Arizona. Nothing contained in this paragraph shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the state in which the Premises is located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under the Loan Documents.

     FFCA, BY ACCEPTING THIS NOTE, AND DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, THE RELATIONSHIP OF FFCA AND DEBTOR, DEBTOR'S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY THEM AGAINST THE OTHER PARTY HERETO OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY DEBTOR AND FFCA OF ANY RIGHT THEY
MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.




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       This obligation shall bind Debtor and its successors and assigns, and the benefits hereof shall inure to FFCA and its successors and assigns. FFCA may assign its rights under this Note as set forth in the Loan Agreement.













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       IN WITNESS WHEREOF, Debtor has executed and delivered this Note effective as of the date first set forth above.


                                           DEBTOR:

                                           MORTON'S OF CHICAGO--
                                           NORTH MIAMI BEACH, INC.,
                                           a Delaware corporation


                                           By    /s/ Thomas J. Baldwin
                                              -------------------------------

                                           Printed Name    Thomas J. Baldwin
                                                         --------------------

                                           Its    EVP & CFO
                                               ------------------------------






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